Exhibit 10.1

June 6, 2005

George T. Robson
300 Caversham Road
Bryn Mawr, PA 19010

Dear George:

        We would like to confirm the terms and conditions of your employment by Dendrite International, Inc. (“Dendrite”).

SPECIFIC TERMS & CONDITIONS OF EMPLOYMENT

1.        EMPLOYMENT/TERM.    Commencing June 7, 2005, you will serve as interim chief financial officer of Dendrite. You will serve in this capacity until the earlier of October 7, 2005, Mr. Robson’s inability to provide the services or the termination of your employment by Dendrite (the “Term”). Dendrite shall provide you prior written notice of at least one month before terminating the services.

2.        COMPENSATION.

            (a)        Base Salary.    In exchange for your services, Dendrite shall pay you a base salary of $50,000 per month to be paid on a bi-monthly basis.

            (b)        Completion Bonus.    Provided you have not materially breached this Agreement and you serve until October 7, 2005 or Dendrite’s earlier termination of the services, you shall receive a completion bonus in the amount of $50,000 to be paid within thirty (30) days after the earlier of October 7, 2005 or such termination by Dendrite.

            (c)        Stock Options.    Dendrite shall grant you an option to purchase 50,000 shares of the common stock of Dendrite (“Options”). Your entitlement to the Options shall be subject to (i) 100% vesting on June 30, 2005, (ii) a restriction on sale through December 31, 2005 (ii) approval by the Board of Directors or Compensation Committee of the Dendrite Board of Directors, (iii) your execution of a definitive option agreement in form and substance satisfactory to Dendrite and (iv) in all instances subject to the terms and conditions of the Dendrite 1997 Stock Incentive Plan.

3.        BENEFITS.

            Dendrite shall provide you:

        (a)        Business Expenses.    Reimbursement for reasonable travel (including first class air travel), entertainment and other reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your services. Actual out-of-pocket expenses incurred shall be reimbursed within thirty (30) days after receipt of invoices or receipts submitted by you, subject to Dendrite’s review and approval as to reasonableness and necessity.

        (b)        Extended Medical Coverage.    Until June 30, 2012 (the “Initial Coverage Period”), Dendrite will cover you and your qualifying dependents (which shall include your spouse) under the group health plan that Dendrite maintains for its U.S. employees, as such plan is amended or modified from time to time (the “Group Health Plan”). During the Initial Coverage Period, you shall be obligated to pay Dendrite quarterly in arrears, by no later than the last day of each quarter, the applicable employee contribution payable by covered employees under the group health plan. Nothing herein shall restrict in any manner Dendrite’s right to amend or modify such group health plan from time to time. After the Initial Coverage Period, you will be provided, at Dendrite’s expense, continued health coverage for you and your qualifying dependents (including your spouse) under the Group Health Plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Notwithstanding the foregoing, in the event that Dendrite is unable to continue your coverage under the Group Health Plan, Dendrite will obtain alternate medical coverage for you and your qualifying dependents. Such alternate coverage will be maintained at the Dendrite’s expense. Notwithstanding anything else set forth herein, in the event you obtain alternate health coverage from another employer, Dendrite will have no further obligations under this paragraph.

        Please sign where indicated below to acknowledge your agreement to the Specific Terms and Conditions (“Specific Terms”) set forth above and the General Terms and Conditions attached hereto (“General Terms”), both of which together shall form the terms and conditions of your employment (the “Agreement”).

Sincerely,

DENDRITE INTERNATIONAL, INC.

By:	JOHN E. BAILYE
John E. Bailye
Chairman and Chief Executive
Officer

Accepted and agreed to:

GEORGE T. ROBSON
George T. Robson
Dated: June 6, 2005

DENDRITE INTERNATIONAL, INC.

GENERAL TERMS & CONDITIONS

(together with the Specific Terms and Conditions of Employment, the “Agreement”)

1.     DENDRITE AND CLIENT CONFIDENTIAL INFORMATION.    As a result of your employment with Dendrite, you will acquire information which is proprietary and confidential to Dendrite and its affiliates and customers. This information includes, but is not limited to, Dendrite’s business and technical information. You shall use such information solely during and in furtherance of your employment with Dendrite and shall keep all such information confidential and not reveal it at any time without the express written consent of Dendrite. This obligation is to continue in force after your employment terminates for whatever reason.

2.     RETURN OF PROPERTY.    Upon termination of your employment for any reason or upon the request of Dendrite, you shall fully account for and return to Dendrite all property which you have received, prepared or helped prepare in connection with your employment including, but not limited to, all copies of any confidential information or records, data, materials, disks, notes, notebooks, blueprints, client lists or other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its clients, partners and suppliers. You will not retain any copies, duplicates, reproductions or excerpts thereof.

3.     INVENTIONS.    All work performed by you and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, and copyrighted material made or conceived by you, solely or jointly, in whole or in part, during your employment with Dendrite (even if completed following the termination of your employment) that relate to any matters pertaining to the business of Dendrite shall be the property of Dendrite and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite. You, agree to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

4.    NON-SOLICITATION/RESTRICTION ON FUTURE EMPLOYMENT.    During the Term and for a period of six months thereafter, you shall not:

(a) employ or hire or offer to employ or hire, including as a consultant or independent contractor, any person who during the previous twelve (12) months was an employee of Dendrite;

(b) perform any services for any individual, organization or entity which competes with Dendrite in any area of its business in any part of the world;

              (c)        attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through your efforts; or

(d) render to or for any client any services of the type rendered by Dendrite (unless such services are rendered directly to a client as an employee of such client).

5.    NON-DISPARAGEMENT.    You shall not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees or otherwise engage in any activity which is inimical to the interests of the Company.

6.    REMEDIES.    The parties agree that in the event you breach or threaten to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach or threatened breach of this Agreement by you, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting you from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against you shall be in addition to any other remedies which Dendrite may have available to it.

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7.     DISPUTES.    All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of New Jersey. You expressly consent to the jurisdiction of the courts of the State of New Jersey and the Federal District Court for the District of New Jersey, and waive any objections or right as to the forum non conveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

8.     SEVERABILITY.    If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

9.    NOTICES.    In the event any notice is required to be given under the terms of this Agreement, it shall be delivered, in writing, as follows:

If to you:	To the address set forth on the first page of this Agreement

If to Dendrite:	Attn: General Counsel
Dendrite International, Inc.
1405 U.S. Highway 206
Bedminster, NJ 07921

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10.    MISCELLANEOUS.

            (a)         This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without regard to the conflicts of laws.

            (b)        Your rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity.

            (c)        This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party. This Agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

            (d)        This Agreement shall be binding upon and inure to the benefit of your heirs and personal representatives and to the successors and assigns of Dendrite.

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